Exhibit 99.1

September 27, 2018

Western Uranium Provides Company Updates

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is pleased to provide the following updates.

COMMODITIES- URANIUM & VANADIUM: Both uranium and vanadium commodities have made significant price gains year-to-date through almost three quarters. During 2018, the uranium spot price has rallied from USD$20 per pound to USD$27 per pound. The uranium opportunity in the U.S. has received increased price support due to the Section 232 uranium investigation by the United States Department of Commerce which is making its way through a 270-day study period ending in April 2019. This approximately 35% year-to-date gain has however been eclipsed by the rally in vanadium prices. During 2018, the vanadium spot price has rallied from USD$10 per pound to USD$20 per pound, making vanadium the highest performing among the battery metals sector. We attribute this price strength primarily to the Chinese implementation of new building code requirements which increase the need for high-strength steel and the simultaneous implementation of environmental/air quality policies reducing vanadium output. These changes have flipped the Chinese flow of vanadium, China the world’s largest vanadium producer has now become a net importer of vanadium. Currently, approximately 90% of vanadium output is used in the hardening of steel, and most of the residual 10% is deployed in vanadium flow batteries (V-Flow). However, due to advantages, advances, and decreasing costs, we anticipate a significant increase in the deployment of V-Flow batteries in large-scale energy storage applications over the next five years.

NAME CHANGE TO WESTERN URANIUM & VANADIUM CORP.: At the Company’s Annual General and Special Meeting held in New York City on June 29, 2018, the shareholders approved a special resolution authorizing the name change of the Company from “Western Uranium Corporation” to “Western Uranium & Vanadium Corp.” (the "Name Change"). This resolution authorized the board of directors of the Company (the "Board") to determine when to complete the Name Change, and the Board has directed the formal implementation of the Name Change to become effective on or about October 1, 2018.

2018 INCENTIVE STOCK OPTION GRANT: Western announces that it has granted an aggregate of 983,000 options (the “Options”) to purchase common shares to a number of officers, directors, and consultants of Western under the Company’s Incentive Stock Option Plan. The Options were granted on September 24, 2018, and the exercise price set at CAD$2.15 based upon the closing prices on both the date of the grant and the prior trading day. Each option has a five-year term commencing on the vesting date and vesting equally in three installments beginning on September 24, 2018 and thereafter on October 31, 2018, and March 31, 2019. Notably, George Glasier, Western’s Chief Executive Officer and largest shareholder felt that it was in the best interest of the Company to decline his 2018 stock options grant, requesting that those options be reallocated to further incentivize the Western team.

MICROCAP CONFERENCE PRESENTATION AND MEETINGS: The CEO and CFO of Western will be attending The MicroCap Conference on October 1st and 2nd in New York City at the Essex House. Western’s Chief Executive Officer George Glasier will be presenting at 3:00pm (ET) on Monday October 1st at Track 4. The event will be webcast and interested parties are invited to join the webcast either live or through replay. Access to the webcast will be available through the News & Media webpage on Western’s website. The Company will also be participating in one-on-one meetings during the conference. To request a meeting please email jborde@rbmilestone.com.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com